UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 3, 2012

GCI, INC.
(Exact name of registrant as specified in its charter)

State of Alaska	0-5890	91-1820757
(State or other Jurisdiction of Incorporation or organization)	Commission File Number	(I.R.S Employer Identification No.)

2550 Denali Street
Suite 1000
Anchorage, Alaska	99503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (907) 868-5600

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01   Entry into a Material Definitive Agreement

On October 3, 2012, Unicom, Inc. (“Unicom”), a wholly owned subsidiary of GCI, Inc. (the “Company”), entered into a financing arrangement under the New Markets Tax Credit (“NMTC”) program that provided $14.3 million in net cash to help fund the expansion of its terrestrial network in rural Alaska (the “Project”).  The NMTC program was provided for in the Community Renewal Tax Relief Act of 2000 (the “Act”) to induce capital investment in qualified low income communities.  The Act permits taxpayers to claim credits against their Federal income taxes for up to 39% of qualified investments in the equity of community development entities (“CDE”).  CDEs are privately managed investment institutions that are certified to make qualified low-income community investments.

In connection with the financing arrangement, the Company loaned $37.7 million to Terra GCI 2 Investment Fund, LLC and Terra GCI 2-USB Investment Fund, LLC (collectively the “Investment Funds”), special purpose entities created to effect the financing arrangement.  The funds for this loan were provided by a distribution from the Company’s subsidiary, GCI Holdings, Inc. (“GCI Holdings”).  U.S. Bancorp Community Development Corporation (“USBCDC”) contributed $17.5 million to the Investment Funds, and as such, USBCDC is entitled to substantially all of the benefits derived from the NMTCs.  The Investment Funds then contributed USBCDC’s contribution and the loan proceeds to certain CDEs, which, in turn, loaned the funds (less certain fees) to Unicom as partial financing for the Project.  This loan to Unicom is for an aggregate principal amount of $52.0 million and is evidenced by a Credit Agreement (the “Credit Agreement”) among Unicom, as borrower, and the CDEs, as lenders.  A portion of the loan proceeds were used on October 3, 2012, to make a $37.7 million purchase of capital assets from GCI Communication Corp., a subsidiary of GCI Holdings, and to pay fees and expenses associated with the transactions.  The remaining proceeds were deposited in a disbursement account and will be disbursed to fund the Project upon satisfaction of certain disbursement conditions.  The loans under the Credit Agreement have interest rates ranging from 0.7099% to 0.7693% and interest is payable quarterly.  The Credit Agreement will mature on October 2, 2042.  Principal payments may not be made until December 20, 2019.  Beginning on December 20, 2019, principal will be amortized over the remaining term of the Credit Agreement, and will be due quarterly.  The terms of the Credit Agreement include customary representations and warranties, customary affirmative and negative covenants and customary events of default.  At any time after the occurrence of an event of default under the Credit Agreement, the lenders may, among other options, declare any amounts outstanding under the Credit Agreement immediately due and payable and terminate making further disbursements.  Certain obligations under the Credit Agreement are secured by a security interest in the disbursement account.

The transaction includes put/call provisions whereby the Company may be obligated or entitled to repurchase USBCDC’s interests in the Investment Funds.  The Company believes USBCDC will exercise the put options in October 2019 at the end of the compliance period.  The NMTC is subject to 100% recapture for a period of seven years as provided in the Internal Revenue Code.  Unicom is required to be in compliance with various regulations and contractual provisions that apply to the NMTC arrangement.  Non-compliance with applicable requirements could result in projected tax benefits not being realized and, therefore, require Unicom to indemnify USBCDC for any loss or recapture of NMTCs related to the financing until such time as Unicom’s obligation to deliver tax benefits is relieved.

Section 2 – Financial Information

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated in this Item 2.03 by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.                                                   Description

   10.195                                      Credit Agreement dated October 3, 2012, by and between Unicom, Inc. as borrower and
                                                    LBCDE SUB2, LLC as Lender and Cherokee Nation Sub-CDE II, LLC as Lender and
           Waveland Sub CDE XXII, LLC as Lender and USBCDE Sub-CDE 74, LLC as Lender

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GCI, INC.
(Registrant)

Date: October 8, 2012

	By	/s/ John M. Lowber
Name: John M. Lowber
Title: Secretary, Treasurer
and Director
(Principal Financial
Officer)